Exhibit 99-1

CONTACTS:   Christopher Springham or Gail Campbell Woolley
            +1 703 846 2500

Fairfax, VA, April 22, 1996 -- Mobil Corporation today reported estimated first quarter 1996 net income of $736 million. Income was up $100 million, or 16%, from the first quarter of 1995. There were no special items in either period. Estimated earnings per common share for the first quarter were $1.83 versus $1.57 in the comparable period of 1995.

In commenting on this quarter's income compared with the same quarter last year, Chairman Lucio A. Noto said, "Mobil's improvement reflected higher income in the petroleum sector, largely driven by improved industry fundamentals, partly offset by higher scheduled and unscheduled refinery downtime and lower Chemical income. Mobil's worldwide average crude oil price was about $1.85 per barrel higher than last year and our U.S. natural gas price strengthened by more than $.80 per thousand cubic feet, both reflecting strong demand due to the colder winter weather in the northern hemisphere. Production volumes were up almost 40 thousand barrels per day of oil equivalent as a result of 1995 streaming of new fields in the United Kingdom and higher production rates in Nigeria. Worldwide refining margins have been stronger this year; however, marketing margins in two of Mobil's key markets, the United Kingdom and Japan, have been weaker, reflecting intense competitive pressures. The decline in Chemical income is mainly due to lower worldwide polyethylene resin margins, principally reflecting a weakening from last year's exceptionally strong margins, and the absence of income from the divested plastics business."

Mr. Noto added, "We continue to make progress in implementing the various restructuring programs announced since May of last year. Controllable cash operating expenses were down in the quarter by about $70 million pre-tax versus last year, after absorbing cost increases for inflation, higher volumes and current period charges related to the implementation of our restructuring programs."

Mr. Noto continued, "We have developed plans to form major alliances in two of our mature operating areas, Europe and the United States, each structured to maximize the value of our current asset base. In Europe, Mobil and British Petroleum jointly announced a breakthrough strategy to combine our fuels and lubes businesses. This partnership, pending government approvals will enable both companies to achieve efficiencies and scale economics otherwise unavailable to either company on a stand-alone basis."

"Additionally, in the U.S., we are actively negotiating the sale of Mobil's natural gas processing plants to, and the formation of an energy marketing joint venture with, PanEnergy Corporation. This joint venture will form the third largest gas marketing operation in North America with sales of over 7 billion cubic feet of natural gas per day."

"We have also announced several developments around the world that are consistent with one of our primary upstream goals, to profitably grow production and reserves. Since the beginning of the year, we have: (1) completed a successful exploration bid for the 445,000 acre La Ceiba block located on the eastern shore of Lake Maracaibo in Venezuela and signed exploration and exploitation license contracts for two lots in Peru; (2) acquired interests in five licenses awarded in Norway's 15th licensing round; (3) proposed to make an offer to acquire Ampolex Limited, an Australian exploration and producing company; (4) awarded contracts for the engineering, procurement and construction of the offshore pipeline and platform facilities and for the onshore liquefied natural gas (LNG) plant at Ras Laffan, Qatar; and (5) reached agreement on the principal terms under which we will acquire a 25% interest in the Tengizchevroil joint venture in Kazakstan. This interest will allow us to participate in production from the giant Tengiz field which began producing in 1991. In Chemical, we have announced plans to increase worldwide oriented polypropylene (OPP) manufacturing capacity by one third."

Mr. Noto concluded, "Market fundamentals are likely to remain volatile in the near term. Our strategies are designed to enhance shareholder value by improving returns from our existing asset base while pursuing profitable growth opportunities around the world."

      COMPARISON OF FIRST QUARTER 1996 WITH FIRST QUARTER 1995

The following comments address the operating performance of the major business segments during the first quarter of 1996, as compared with the same quarter of 1995:

 . Exploration and Producing income of $512 million was $135 million higher.

  In the United States, income was $155 million, up $73 million, primarily resulting from higher crude oil and natural gas prices, which were somewhat moderated by the impact of certain opportunity losses on forward sales made as part of our risk management strategy. This improvement was partially offset by lower production volumes, primarily resulting from prior asset disposals and from natural field declines.

  International income of $357 million was $62 million higher, principally due to higher prices, higher volumes and lower exploration expenses resulting from timing of program execution. Notably, Nigerian crude oil volumes were up 60 TBD (44%) reflecting additional production from the Ubit field, due in part to the absence of last years operational problems, and other fields streamed in 1995. Natural gas production also increased, particularly in Europe, due to the colder weather this year and new production from three North Sea fields streamed in the United Kingdom. This helped offset a decline in U.K. natural gas prices.

  Marketing and Refining income of $240 million was $94 million higher.

  United States income was $59 million this year versus breakeven last year. The improvement reflects favorable expense performance, 6% growth in auto gasoline and distillate sales to trade and higher gross margins. These factors were partially offset by higher scheduled and unscheduled refinery downtime. The scheduled refinery downtime principally reflected preparation at the Torrance refinery for the introduction of new mandated gasoline formulations in the California market.

  International income of $181 million was $35 million higher.
  The improvement was mainly due to stronger refining margins, lower expenses, ongoing business initiatives as well as higher trade sales in the Asia-Pacific region. These favorable items were partly offset by weaker marketing margins, notably in the United Kingdom as a result of intense competitive pressures, and in Japan stemming from the impending market deregulation of oil product imports. In addition, earnings were unfavorably impacted by a higher level of planned and unscheduled downtime at several refineries.

 . Chemical income of $70 million was $104 million lower. This reflected a decline from last year's exceptionally strong worldwide polyethylene resin margins, the expiration of the tax holiday for our Yanpet petrochemicals joint venture in Saudi Arabia, and the absence of income from divested businesses.

 . Corporate and Other expense was $28 million compared with $4 million of income last year when we sold an office complex in Arlington, Virginia. Corporate and Other also includes certain nonrecurring, current period charges related to the implementation of our restructuring programs.

 . Net Financing Expense of $58 million was $7 million lower, principally due to the favorable impact of lower average net debt balances.

Capital and Exploration Expenditures for the first quarter of 1996 were estimated at $918 million, an increase of $100 million from the comparable period last year.

Mobil's estimated Return on Average Shareholders' Equity for the twelve months ended March 31, 1996, based upon reported income, was 13.7%, compared with 13.5% for calendar year 1995. (On an operating basis, excluding special items, returns were 16.4% and 16.2% for the same periods.) Estimated Return on Average Capital Employed for the twelve months ended March 31, 1996, based upon reported income, was 11.0% compared with 10.9% for calendar year 1995. (On an operating basis, excluding special items, returns were 12.8% for both periods.)

Mobil's estimated Debt-to-capitalization Ratio was 28% at March
31, 1996 and 27% at December 31, 1995.

Common Stock Dividends were $.925 per share in the first quarter of 1996, $.075 per share higher than first quarter 1995.

                                                        Table 1


                       MOBIL CORPORATION

                                     First Quarter
                              ---------------------------
                               1995      1996      Incr/
INCOME  ($MM)                  Act       Est      (Decr)
                              ------    ------    -------
Petroleum Operations
  E&P: United States             82       155         73
       International            295       357         62
                              ------    ------    -------
  Total E&P                     377       512        135

  M&R: United States              -        59         59
       International            146       181         35
                              ------    ------    -------
  Total M&R                     146       240         94
                              ------    ------    -------
Total Petroleum                 523       752        229

Chemical                        174        70       (104)
Corporate and Other (a)           4       (28)       (32)
Net Financing Expense           (65)      (58)         7
                              ------    ------    -------
Net Income                      636       736        100
==========                    ======    ======    =======

COMMON SHARES OUTSTANDING (MM)
  Average                     395.8     394.5       (1.3)
  End of Period               395.7     394.6       (1.1)

EARNINGS PER COMMON SHARE ($)
  Based on Net Income (b)      1.57      1.83       0.26

DIVIDENDS
  Common Stock
    Total Paid ($MM)            337       365         28
    Per Share ($)              0.85     0.925      0.075

  Preferred Stock ($MM)          14        14          -

(a) Includes the results of Real Estate operations, Mining and Minerals administrative expenses, and other corporate items.

(b) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                          Table 2


                          MOBIL CORPORATION


                               1995 by Quarter and Year        1996

INCOME ADJUSTED FOR       ----------------------------------- ------
 SPECIAL ITEMS ($MM)        1Q     2Q     3Q    4Q     Year    1Q Est
                          -----  -----  -----  -----  -------   ----
                                                <C
Petroleum Operations
  E&P:  United States       82    109     46     95      332    155
        International      295    266    256    248    1,065    357
                          -----  -----  -----  -----  -------   ----
  Total E&P                377    375    302    343    1,397    512

  M&R:  United States        -     87    148     95      330     59
        International      146    153    229    277      805    181
                          -----  -----  -----  -----  ------- ------
  Total M&R                146    240    377    372    1,135    240
                          -----  -----  -----  -----  ------- ------
Total Petroleum            523    615    679    715    2,532    752

Chemical                   174    186    179    140      679     70
Corp and Other (a)           4    (22)   (37)   (15)     (70)   (28)
Net Financing Expense      (65)   (73)   (77)   (80)    (295)   (58)
                          -----  -----  -----  -----  ------- ------
Operating Income Before
    Special Items          636    706    744    760    2,846    736

Special Items                -   (527)    42     15     (470)    -
                          -----  -----  -----  -----  ------- ------
Net Income                 636    179    786    775    2,376    736
==========                =====  =====  =====  =====  ======= ======

EARNINGS PER COMMON SHARE ($)
 BASED ON:
  Operating Income Before
   Special Items (b)      1.57   1.75   1.85   1.89     7.06   1.83

  Net Income (b)          1.57   0.42   1.95   1.93     5.87   1.83




(a) Includes the results of Real Estate operations, Mining and Minerals, administrative expenses, and other corporate items.

(b) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.


                                                        Table 3


                          MOBIL CORPORATION

                           1995 by Quarter and Year              1996
SPECIAL ITEMS             -----------------------------------   ------
  AFFECTING INCOME ($MM)    1Q     2Q      3Q    4Q     Year    1QEst
                          -----  -----   ----  -----  -------   ------
E&P United States
  Asset Sales                -    (22)     -      -      (22)     -
  Asset Impairment           -      -      -   (366)    (366)     -
  Restructuring              -    (30)(a)  -    (21)     (51)     -

E&P International
  Asset Sales                -      -      -     23       23      -
  Asset Impairment           -      -      -   (121)    (121)     -
  Tax Adjustment             -      -      -     26       26      -
  Restructuring              -    (25)(a)  -    (16)     (41)     -

M&R United States
  Restructuring              -   (104)(b)  -      -     (104)     -

M&R International
  LIFO/Oth. Inv. Adjustmen   -      -      -    (13)     (13)     -
  Restructuring              -   (268)(c)  -    (48)    (316)     -
  Property Writedowns        -      -    (29)     -      (29)     -

Chemical
  Asset Sale                 -      -      -    501      501      -
  Restructuring              -    (16)(a)  -      -      (16)     -

Corp/Other
  Asset Sale                 -      -      -     74       74      -
  Environmental              -      -      -    (24)     (24)     -
  Restructuring              -    (62)(a)  -      -      (62)     -
  Litigation Settlement      -      -     71      -       71      -
                          -----  -----   ----  -----  -------  ------
Total Specials               -   (527)    42     15     (470)     -
                          -----  -----   ----  -----  -------  -----

(a)  Staff redesign project.
(b) Includes $65 million for staff services redesign and $39 million for further restructuring of marketing and refining operations.
(c) Includes $88 million for staff services redesign and $180 million for European refining.

                                                   Table 4

                        MOBIL CORPORATION

                                      First Quarter
                              -----------------------------
CAPITAL AND EXPLORATION        1995       1996       Incr/
  EXPENDITURES ($MM)            Act        Est      (Decr)
                              -------    -------    -------
Petroleum Operations
  E&P: United States
    Exploration Expenses          18          9         (9)
    Other Expenditures            95        109         14
                              -------    -------    -------
    Total E&P--U.S.              113        118          5
  International
    Exploration Expenses          77         67        (10)
    Other Expenditures           298        350         52
                              -------    -------    -------
    Total E&P--Int'l             375        417         42
                              -------    -------    -------
  Total E&P                      488        535         47

  M&R: United States             124         75        (49)
       International             143        225         82
                              -------    -------    -------
  Total M&R                      267        300         33
                              -------    -------    -------
Total Petroleum                  755        835         80

Chemical                          40         52         12
Other                             23         31          8
                              -------    -------    -------
Total Mobil Corporation          818        918        100
                              =======    =======    =======

OTHER FINANCIAL DATA ($MM)
  Total Revenues              17,627     18,694      1,067

  Depreciation, Depletion,
     and Amortization            669        655        (14)

  Income Taxes                   594        786        192

AVERAGE U.S. PRICES
  Crude  ($/BBL)               14.28      15.84       1.56
  NGL ($/BBL)                   9.83      11.58       1.75
  Natural Gas ($/MCF)           1.48       2.32       0.84

AVERAGE  INT'L. PRICES
  Crude  ($/BBL)               16.65      18.57       1.92
  Natural Gas ($/MCF)           2.48       2.51       0.03

                                                 Table 5

                       MOBIL CORPORATION

                                     First Quarter
                              ---------------------------
                               1995      1996      Incr/
OPERATING HIGHLIGHTS           Act       Est      (Decr)
                              ------    ------    -------
NET PRODUCTION OF LIQUIDS (TBD)

  United States                 290       269        (21)

  Canada                         54        54          -
  Indonesia                      74        81          7
  Nigeria                       136       196         60
  Norway                         93        85         (8)
  United Kingdom                 78        67        (11)
  Other                          75        70         (5)
                              ------    ------    -------
  Total International           510       553         43
                              ------    ------    -------
  Worldwide                     800       822         22
                              ======    ======    =======

NET PRODUCTION OF NATURAL GAS (MMCFD)

  United States               1,494     1,428        (66)

  Canada                        491       447        (44)
  Germany                       477       526         49
  Indonesia                   1,653     1,656          3
  United Kingdom                733       909        176
  Other                         190       149        (41)
                              ------    ------    -------
  Total International         3,544     3,687        143
                              ------    ------    -------
  Worldwide                   5,038     5,115         77
                              ======    ======    =======
TOTAL NET
  PRODUCTION (TBDOE)          1,695     1,731         36
                              ======    ======    =======

NATURAL GAS SALES (MMCFD)
  United States
    Equity                    1,900     1,729       (171)
    Resale                    1,799     1,118       (681)
                              ------    ------    -------
  Total United States         3,699     2,847       (852)
  International               3,633     3,994        361
                              ------    ------    -------
  Worldwide                   7,332     6,841       (491)
                              ======    ======    =======

                                                   Table 6

                       MOBIL CORPORATION

                                       First Quarter
                                ---------------------------
                                 1995      1996      Incr/
OPERATING HIGHLIGHTS             Act       Est      (Decr)
                                ------    ------    -------
REFINERY RUNS (TBD)
  Runs for and by Mobil
    United States                 904       877        (27)
    Europe                        419       309       (110)
    Asia-Pacific                  679       706         27
    All Other                     136       181         45
                                ------    ------    -------
    Total                       2,138     2,073        (65)
  Runs for Mobil by Others         10         9         (1)
                                ------    ------    -------
  Worldwide Runs for Mobil      2,148     2,082        (66)
                                ======    ======    =======

PETROLEUM PRODUCT SALES (TBD)
  United States
    Automotive Gasoline
    Sales to Trade                506       536         30
    Supply/Other Sales            191       166        (25)
                                ------    ------    -------

    Total Automotive Sales        697       702          5
    Distillates/Jet Fuel          350       364         14
    Other                         212       215          3
                                ------    ------    -------
    Total United States         1,259     1,281         22
  Europe                          757       736        (21)
  Asia-Pacific                    831       777        (54)
  All Other                       311       326         15
                                ------    ------    -------
  Worldwide                     3,158     3,120        (38)
                                ======    ======    =======

CHEMICAL SALES (MM LBS)
  Worldwide Polyethylene Resin    567       641         74

CHEMICAL SALES BY PRODUCT CATEGORY ($MM)
  Petrochemicals                  751       518       (233)
  Films Products                  189       180         (9)
  Chemical Products                33        28         (5)
  Other Plastics                  290        39       (251)
                                ------    ------    -------
    Total                       1,263       765       (498)
                                ======    ======    =======